CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-177591, 333-212585 and 333-213154) and on Form S-3 (No. 333-183961) of Avadel Pharmaceuticals PLC (formerly Flamel Technologies S.A.) of our report dated March 15, 2016, except for the effects of the revisions discussed in Note 1 to the consolidated financial statements, as to which the date is March 28, 2017, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

Lyon, France,
March 28, 2017

PricewaterhouseCoopers Audit

Represented by
/s/ Frédéric Charcosset
Frédéric Charcosset